                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)

                                                                Six Months Ended              Three Months Ended
                                                                    June 30,                       June 30,
                                                                ----------------              ------------------
                                                                1998        1997               1998        1997
                                                                ----        ----               ----        ----
Basic earnings per share:

      Net income                                              $ 143,028    $ 149,877         $ 58,850     $ 75,830
      Average shares outstanding                                166,768      166,081          166,933      165,730
      Net income per common share                             $     .86    $     .90         $    .35     $    .46


Diluted earnings per share:

      Net income                                              $ 143,028    $  49,877         $ 58,850     $ 75,830

      Interest on convertible debentures--net of tax                981        1,421              484          708
                                                              ---------    ---------         --------     --------

      Net income for per share calculation (diluted)          $ 144,009    $ 151,298         $ 59,334     $ 76,538
                                                              =========    =========         ========     ========


      Average shares outstanding                                166,768      166,081          166,933      165,730

      Effective of dilutive securities:

      5.5% convertible senior debentures                          3,553        5,319            3,553        5,319

      Stock options                                               1,951        1,148            1,898        1,314
                                                              ---------    ---------         --------     --------

      Total dilutive shares                                     172,272      172,548          172,384      172,363
                                                              =========    =========         ========     ========

      Net income per common share--diluted                    $     .84    $     .88         $    .35     $    .45